FIRST TRUST EXCHANGE-TRADED FUND V
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187



                                 July 10, 2013


VIA EDGAR CORRESPONDENCE
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Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


   Re:   First Trust Morningstar Managed Futures Strategy Fund (the "Fund")
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Ladies and Gentlemen:

      The undersigned, First Trust Exchange-Traded Fund V (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Fund, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-22709), filed on June 24, 2013, so that the same may become effective at 12:00 p.m., Eastern Time on July 11, 2013, or as soon thereafter as practicable.


                                          Very truly yours,

                                          First Trust Exchange-Traded Fund V

                                          By: /s/ W. Scott Jardine
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                                              W. Scott Jardine, Secretary


                                          First Trust Portfolios L.P.

                                          By: /s/ W. Scott Jardine
                                              -------------------------------
                                              W. Scott Jardine, Secretary